QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
CCC INFORMATION SERVICES GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/ /	Fee paid previously with preliminary materials.
/ /
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

        April 17, 2002

Dear Stockholder:

        You are cordially invited to attend the 2002 CCC Information Services Group Inc. Annual Meeting of Stockholders. The Annual Meeting will be held at 10:00 a.m., Thursday, May 16, 2002, at the Holiday Inn Chicago Mart Plaza, 350 North Orleans Street, Chicago, Illinois 60654. I hope you will be able to join us at the Annual Meeting.

        To make certain your shares are voted at the meeting, whether or not you plan to attend, please mark your choices on the enclosed proxy card, and date, sign and return the enclosed proxy card using the envelope provided. If you attend the meeting, you may vote your shares in person, even though you have previously signed and returned your proxy. If you date, sign and return the enclosed proxy card without marking your choices, your shares will be voted in accordance with the recommendation of your directors.

        At the Annual Meeting, you will have an opportunity to discuss each item of business described in the Notice of Annual Meeting and proxy statement and to ask questions about CCC and its operations. I look forward to seeing you at the Annual Meeting.

                      Sincerely,

                      Githesh Ramamurthy
                       Chairman and Chief Executive Officer

CCC Information Services Group Inc.
World Trade Center Chicago
444 Merchandise Mart
Chicago, Illinois 60654

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 16, 2002

To the Stockholders of CCC Information Services Group Inc.:

        CCC Information Services Group Inc., a Delaware corporation, will hold its 2002 Annual Meeting of Stockholders at 10:00 a.m., Thursday, May 16, 2002, at the Holiday Inn Chicago Mart Plaza, 350 North Orleans Street, Chicago, Illinois 60654. At the meeting, we will:

  •
  Elect a Board of Directors to hold office until the 2003 Annual Meeting of Stockholders or until their successors are elected and qualified (Proposal No. 1);

  •
  Ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent accountants for the fiscal year ending December 31, 2002 (Proposal No. 2); and

  •
  Transact any other business that may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

        The nominees for director are set forth in the enclosed proxy statement. Only stockholders of record at the close of business on March 25, 2002, will be entitled to vote at this meeting. Each stockholder is entitled to one vote for each share of common stock held on the record date.

                      By Order of the Board of Directors,

                      Robert S. Guttman
                       Senior Vice President, General Counsel
                      and Secretary

April 17, 2002
Chicago, Illinois

***************

        Whether or not you plan to attend the Annual Meeting of Stockholders in person, please mark, date and sign the accompanying proxy and promptly return it in the enclosed envelope to ensure your representation and the presence of a quorum at the Annual Meeting. If you attend the meeting, you may vote your shares in person, even though you have previously signed and returned your proxy.

CCC INFORMATION SERVICES GROUP INC.
World Trade Center Chicago
444 Merchandise Mart
Chicago, Illinois 60654

PROXY STATEMENT

General Information

        This proxy statement is furnished to the stockholders of CCC Information Services Group Inc., a Delaware corporation (hereinafter referred to as "CCC," the "Company," "we," "us," or "our") in connection with the solicitation by the Board of Directors (the "Board") of proxies to be voted at the 2002 Annual Meeting of Stockholders of CCC to be held at 10:00 a.m., Thursday, May 16, 2002, at the Holiday Inn Chicago Mart Plaza, 350 North Orleans Street, Chicago, Illinois 60654 and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

Revocability of Proxies

        Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise by mailing or delivering to our Secretary at our principal executive offices a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. To be effective, a written notice of revocation must be received by our Secretary prior to 10:00 a.m. on May 16, 2002. In addition, any person attending the meeting may vote his or her shares in person, even though such person has previously signed and returned a proxy.

Solicitation and Voting Procedures

        We first sent this proxy statement and the accompanying proxy by mail to our stockholders on or about April 17, 2002. We will conduct the solicitation of proxies by mail, and we will bear all related costs, including preparing, assembling, printing and mailing proxy materials for the Annual Meeting. We may also reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. We may conduct additional solicitation personally, by telephone or by facsimile through our officers, directors and other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services. We have engaged Computershare Investor Services, L.L.C. to distribute materials to brokerage houses, banks, custodians and other nominee holders. We expect to pay Computershare a fee of approximately $15,000 for these services.

        Stockholders of record at the close of business on March 25, 2002 are entitled to notice of and to vote at our Annual Meeting. At the close of business on March 25, 2002, we had outstanding and entitled to vote 25,769,653 shares of common stock, each of which is entitled to one vote on each matter to be voted upon at our Annual Meeting.

        The presence, in person or by proxy, of a majority of the shares of our common stock outstanding on the record date, shall constitute a quorum at the Annual Meeting. The affirmative vote of a majority of the votes cast, in person or by proxy, is required for the approval of all items being submitted to the stockholders for their consideration.

        Abstentions and broker non-votes will be counted for the purpose of determining if a quorum is present. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Abstentions and broker non-votes will have no effect on a particular proposal in determining the number of votes cast.

        An automated system administered by our transfer agent tabulates the votes cast by proxy at the Annual Meeting and a representative of Computershare Investor Services, L.L.C. will serve as our inspector of election to tabulate votes cast in person at the Annual Meeting.

        The directors and management of CCC encourage the stockholders to vote FOR the approval of the listed nominees for director and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as CCC's independent accountants for fiscal year 2002.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

        Seven directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of Stockholders or until their respective successors have been elected and qualified. Directors are elected by the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Consequently, any shares not voted (whether by abstention, broker non-vote or votes withheld) will have no effect on the election of directors. If any nominee for election as director is unable to serve (a situation which the Board of Directors does not anticipate), the persons named in the proxy may vote for another person in accordance with their judgment.

        Morgan W. Davis, Michael R. Eisenson, Thomas L. Kempner, Dudley C. Mecum, Githesh Ramamurthy, Mark A. Rosen and Herbert S. Winokur, Jr. are the nominees for the seven director positions and have served as our directors during the past year.

Current Directors and Director Nominees

        The names and ages of the current directors and director nominees, their principal occupations or employment during the past five years and other information regarding them as of December 31, 2001, based upon information received from them, are as follows:

  Morgan W. Davis, Age 52, Managing Director, OneBeacon Insurance Group LLC.

        Mr. Davis has served as one of our directors since 1995. He is a Managing Director of OneBeacon Insurance Group LLC and Chairman of the Peninsula Insurance Company. Mr. Davis previously served as Chairman of Valley Group, Inc. and was the founder and former President and CEO of White Mountains Insurance Company. Currently, Mr. Davis also serves as a director for Claim IQ, Esurance Inc. and ABRA Auto Body & Glass. He also is a member of the Board of Trustees for Azusa Pacific University. Mr. Davis is a member of the Finance Committee, the Compensation and Nominating Committee, the Independent Committee and the Audit Committee.

  Michael R. Eisenson, Age 46, Managing Director and Chief Executive Officer, Charlesbank Capital Partners, LLC.

        Mr. Eisenson has served as one of our directors since 1998. He is a Managing Director and the Chief Executive Officer of Charlesbank Capital Partners, LLC, a private investment firm formed on July 1, 1998, and the successor to Harvard Private Capital Group, Inc. Prior to joining Harvard in 1986, Mr. Eisenson was a manager with The Boston Consulting Group, where he provided strategic planning assistance to multinational corporations. Mr. Eisenson serves on the Board of Directors of

ImmunoGen, Inc., Playtex Products, Inc. and United Auto Group, Inc. He also currently serves on the Board of Directors of several Charlesbank portfolio companies. Mr. Eisenson is a member of the Compensation and Nominating Committee and is Chairman of the Finance Committee.

  Thomas L. Kempner, Age 74, Chairman and Chief Executive Officer, Loeb Partners Corporation.

        Mr. Kempner has served as one of our directors since 1983. Since 1983 he has also served as Chairman and Chief Executive Officer of Loeb Partners Corporation, an investment banking, registered broker/dealer and registered investment advisory firm. He also serves as a director of Alcide Corporation, Dyax Corporation, Fuel Cell Energy, IGENE BioTechnology, Inc., Insight Communications Company, Inc., Intermagnetics General Corporation, and is director emeritus of Northwest Airlines, Inc. Mr. Kempner is a member of the Compensation and Nominating Committee and the Independent Committee.

  Dudley C. Mecum, Age 67, Managing Director, Capricorn Holdings, LLC and Capricorn
  Holdings III, LLC.

        Mr. Mecum has served as one of our directors since 1998. He has been Managing Director of Capricorn Holdings, LLC and Capricorn Holdings III, LLC, leveraged buyout firms, since 1997. Prior to joining Capricorn, from August 1987 to December 1996 Mr. Mecum was a partner in G.L. Ohrstrom & Co., a leveraged buyout firm. He was an executive with Peat Marwick Mitchell & Co. for 12 years serving as Vice Chairman of the West Coast region and as Managing Partner of the New York office. Mr. Mecum also serves as a director of Mrs. Fields' Famous Brands Inc., Citigroup, DynCorp, Suburban Propane Partners MLP, and Lyondell. Mr. Mecum is a member of the Audit Committee.

  Githesh Ramamurthy, Age 41, Chairman and Chief Executive Officer, CCC Information Services Group Inc.

        Mr. Ramamurthy has served as one of our directors since 1999. He joined CCC in July 1992 as Executive Vice President—Product Engineering and Chief Technology Officer. In January 1996, he assumed the position of President—Insurance Division while retaining the position of Chief Technology Officer and in July 1997, he became President and Chief Operating Officer. In July 1999, Mr. Ramamurthy assumed the position of Chief Executive Officer while retaining the position of President. Mr. Ramamurthy became our Chairman in June 2000. Mr. Ramamurthy retained the titles of Chief Executive Officer and Chairman when Edward B. Stevens joined the Company as President and Chief Operating Officer in November 2001. Prior to joining CCC, Mr. Ramamurthy was a founding member of Sales Technologies, Inc., a field sales automation software company, which was acquired by Dun & Bradstreet in 1989. Mr. Ramamurthy is Chairman of the Independent Committee and a member of the Finance Committee.

  Mark A. Rosen, Age 51, Managing Director, Charlesbank Capital Partners, LLC.

        Mr. Rosen has served as one of our directors since 1998. He is a Managing Director of Charlesbank Capital Partners, LLC. Mr. Rosen has been with Charlesbank and its predecessor, Harvard Private Capital Group, Inc., since 1994. Prior to joining Charlesbank, Mr. Rosen was a principal of the Conifer Group, a strategy consulting firm, and President of Morningside/North America Limited, a private investment company. He currently serves on the Board of Directors of several Charlesbank portfolio companies. Mr. Rosen is Chairman of the Audit Committee.

  Herbert S. "Pug" Winokur, Jr., Age 58, Chairman and Chief Executive Officer, Capricorn Holdings, Inc.

        Mr. Winokur has served as one of our directors since 1998. He is Chairman and Chief Executive Officer of Capricorn Holdings, Inc., (a private investment company) and Managing General Partner of Capricorn Investors, L.P., Capricorn Investors II, L.P. and Capricorn Investors III, L.P., private investment partnerships concentrating on investments in restructure situations, organized by Mr. Winokur in 1987, 1994 and 1999 respectively. He is also a Managing Member of Capricorn Holdings, LLC and Capricorn Holdings III, LLC (which are general partners of Capricorn Investors II, L.P. and Capricorn Investors III, L.P., respectively). Prior to his current appointment, Mr. Winokur was Senior Executive Vice President and director of Penn Central Corporation. Mr. Winokur is a director of Enron Corp., Mrs. Fields' Famous Brands, Inc., Holland Series Fund, Inc., DynCorp and NATCO Group, Inc. Mr. Winokur is Chairman of the Compensation and Nominating Committee and a member of the Finance Committee.

        The Board of Directors recommends that the stockholders vote for the election of the nominees named above to the Board of Directors.

Committees and Meetings of the Board of Directors

        During the fiscal year ended December 31, 2001, the Board of Directors met on eleven (11) occasions. The Board has four committees: the Audit Committee, the Compensation and Nominating Committee, the Finance Committee and the Independent Committee. During the fiscal year ended December 31, 2001, all directors attended more than 75% of all the meetings of the Board and its committees on which they served after becoming members of the Board.

        The Audit Committee, which met on five (5) occasions during the fiscal year ended December 31, 2001, consists of Mark A. Rosen (Chairman), Morgan W. Davis and Dudley C. Mecum. The Audit Committee approves the appointment of the independent accountants and reviews and approves the scope of the audit, the financial statements, the independent accountants' letter of comments, if any, and management's responses thereto, and the fees charged for audit and tax services and any special assignments.

        The Compensation and Nominating Committee, which met on five (5) occasions during the fiscal year ended December 31, 2001, consists of Herbert S. Winokur, Jr. (Chairman), Morgan W. Davis, Michael R. Eisenson and Thomas L. Kempner. The Compensation and Nominating Committee establishes the compensation programs for officers of CCC, reviews overall compensation and benefit programs of CCC, approves participants in and grants given pursuant to the 2000 Stock Incentive Plan and nominates individuals for positions on the Board of Directors. Stockholders may recommend any person for consideration as a nominee for director by writing to the Compensation and Nominating Committee of the Board of Directors, c/o CCC Information Services Group Inc., World Trade Center Chicago, 444 Merchandise Mart, Chicago, Illinois 60654. Any stockholder submitting a nomination must notify the Compensation and Nominating Committee in writing with (1) the name and address (as they appear on the Company's books) and stockholdings of the stockholder submitting the nomination and the beneficial owner, if any, on whose behalf the nomination is made, and (2) all information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") including such person's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected. For the Company's annual meeting in the year 2003, the Compensation and Nominating Committee must receive this notice no earlier than November 2, 2002 and no later than December 2, 2002.

        The Finance Committee did not meet during the fiscal year ended December 31, 2001. The Finance Committee consists of Michael R. Eisenson (Chairman), Morgan W. Davis, Githesh

Ramamurthy and Herbert S. Winokur, Jr. The Finance Committee is responsible for reviewing the current and proposed financial condition and capital structure of CCC and advising the Board of Directors on significant financial matters involving CCC, including financing and potential merger and acquisition activities.

        The Independent Committee, which met on three (3) occasions during the fiscal year ended December 31, 2001, consists of Githesh Ramamurthy (Chairman), Morgan W. Davis and Thomas L. Kempner. The Independent Committee was established in October 2001 in connection with our November 30, 2001 rights offering (the "Rights Offering") and was responsible for decisions made with respect to various issues relating to the Rights Offering. The Independent Committee's responsibilities have concluded.

        In 2001, the full Board chose to review matters relating to the Company's borrowings rather than delegate those matters to the Finance Committee. The Independent Committee was utilized to provide a decision-making process pertaining to the Rights Offering that utilized only disinterested directors so that no issue with respect to the fiduciary duty of loyalty could arise.

Compensation of Directors

        We paid a fee of $5,450 to each director not employed by us, our subsidiaries or affiliates for each Board meeting attended during the fiscal year ended December 31, 2001. In accordance with the internal policies of their employer, Mr. Eisenson and Mr. Rosen do not personally accept director compensation. We pay any compensation due to Mr. Eisenson or Mr. Rosen for serving as directors directly to Harvard Management Company, Inc. Additionally, we pay all fees due to Mr. Mecum and Mr. Winokur directly to Capricorn Investors II, L.P.

Transactions with Management and Others

        On January 15, 2002, Githesh Ramamurthy, our Chairman and Chief Executive Officer, borrowed $1,200,000, evidenced by a promissory note, for the purpose of acquiring 192,000 shares of treasury stock, on terms discussed further in the last paragraph of the "Report of the Compensation and Nominating Committee—Chief Executive Officer Compensation" below.

        During the fiscal year ended December 31, 2001, we invoiced OneBeacon Insurance Group LLC approximately $1,600,000 for licenses to use our products and services, and Esurance Insurance Services Inc., a subsidiary of OneBeacon Insurance Group LLC, was invoiced approximately $1,800,000 by our subsidiary CCC Consumer Services Inc. for third party claim and policy services. Additionally, during the fiscal year ended December 31, 2001, ABRA Auto Body & Glass was invoiced approximately $400,000 by us for licenses to use our Pathways products. Morgan W. Davis, one of our directors, is Managing Director of OneBeacon Insurance Group LLC and serves as a director of Esurance Inc. and ABRA Auto Body & Glass.

        In connection with the discontinuation of operations of CCC Consumer Services Inc., one of our subsidiaries, in 2001, we sold the policy services and loss reporting operation to Esurance Inc., effective September 1, 2001, for $1,001, and leased a portion of our approximately 50,000 square-foot facility in Sioux Falls, South Dakota to Esurance Insurance Services Inc. Rent for the first year of the lease totals $123,597. Rental payments and lease square footage increase during the remaining four-year term. Morgan W. Davis, one of our directors, serves as a director of Esurance Inc.

        On February 23, 2001, CCC Capital Trust, a business trust controlled by us ("CCC Trust"), issued 15,000 Trust Preferred Securities and CCC issued 100 shares of Series F Preferred Stock, par value $1.00 per share, and a warrant to purchase 1,200,000 shares of CCC's common stock at an exercise price of $10.00 per share to Capricorn Investors III, L.P., one of our existing stockholders. The exercise price for these shares was re-priced to $6.875 in connection with the Rights Offering and related transactions described below. CCC and CCC Trust received an aggregate purchase price of $15,000,000 from the sale of these securities. The proceeds from the sale have been, and will be, used for general corporate purposes. Mr. Mecum, one of our directors, is Managing Director of Capricorn Holdings, LLC (which is the general partner of Capricorn Investors II, L.P.) and Capricorn Holdings III, LLC (which is the general partner of Capricorn Investors III, L.P.), and Mr. Winokur, another of our directors, is the Managing General Partner of Capricorn Investors II, L.P. and Capricorn Investors III, L.P. Mr. Winokur is also a Managing Member of Capricorn Holdings, LLC and Capricorn Holdings III, LLC (which are general partners of Capricorn Investors II, L.P. and Capricorn Investors III, L.P., respectively).

        In connection with CCC Trust's issuance of the Trust Preferred Securities and our related purchase of all of CCC Trust's common securities, we issued an Increasing Rate Note in the principal amount of $15,463,918, due February 23, 2006 ("Increasing Rate Note"), to CCC Trust. The sole asset of CCC Trust is the Increasing Rate Note and any interest accrued thereon. The interest payment dates on the Increasing Rate Note correspond to the distribution dates on the Trust Preferred Securities. The Trust Preferred Securities mature simultaneously with the Increasing Rate Note. We unconditionally guaranteed all of the Trust Preferred Securities to the extent of the assets of CCC Trust.

        In connection with our Rights Offering, three of our largest institutional stockholders and warrant holders, White River Ventures, Inc. and Capricorn Investors II and III, L.P., agreed to purchase their pro-rata share of the Rights Offering, as well as all of the shares not subscribed for by our other stockholders or warrant holders, up to an aggregate of $20 million. In consideration for this, we issued White River Ventures, Inc. and Capricorn Investors II and III L.P. 272,644, 13,602 and 12,208 warrants respectively, at a price of $5.50 per share.

        The closing of our new $30 million credit facility prior to the Rights Offering required the utilization of an interim loan in the amount of $11,511,140 provided by White River Ventures and Capricorn Investors II and III, L.P. as part of their agreement to purchase all those shares not subscribed for by our other stockholders or warrant holders. In consideration for the loan, we issued White River Ventures, Inc. and Capricorn Investors II and III, L.P. 73,731, 10,717 and 9,619 warrants, respectively at a price of $5.50 per share. This interim loan was repaid upon the closing of the Rights Offering on December 31, 2001.

        Two of our directors, Mr. Eisenson and Mr. Rosen, are Managing Directors of Charlesbank Capital Partners, LLC, and Mr. Eisenson is also the Chief Executive Officer of Charlesbank Capital Partners, LLC. Charlesbank is the investment advisor to White River Ventures, Inc. Mr. Mecum, one of our directors, is Managing Director of Capricorn Holdings, LLC (which is the general partner of Capricorn Investors II, L.P.) and Capricorn Holdings III, LLC (which is the general partner of Capricorn Investors III, L.P.), and Mr. Winokur, another of our directors, is the Managing General Partner of Capricorn Investors II, L.P. and Capricorn Investors III, L.P. Mr. Winokur is also a Managing Member of Capricorn Holdings, LLC and Capricorn Holdings III, LLC (which are general partners of Capricorn Investors II, L.P. and Capricorn Investors III, L.P., respectively).

        We entered into certain arrangements in connection with the shutdown of the claims consulting business of CCC International, one of our UK subsidiaries, with Philip J. Carter, the former President of CCC International. On September 28, 2001 CCC Information Services Inc. purchased all of Mr. Carter's shares of CCC International for a nominal sum and CCC International sold the claims consulting business to Mr. Carter for a nominal sum, pursuant to a business sale agreement of the same date. In addition, Mr. Carter is to be paid £117,541 (less certain set-offs) in accordance with an indemnity obligation in the business sale agreement which provides that CCC International will indemnify Mr. Carter, subject to certain limitations in time and amount, for the severance costs of employees whose employment was terminated following the acquisition of the consulting business. CCC Information Services Inc. also entered into an agreement with Mr. Carter pursuant to which it made a severance payment of £176,640 (net of taxes) to Mr. Carter, in respect of the termination of his employment with CCC International.

        In addition, we paid, in full and final settlement, an account receivable balance of £207,000 to Carter & Carter, an entity in which Mr. Carter has an interest, for consulting work provided by Carter & Carter to CCC International.

        On January 22, 2002, CCC Information Services Inc. provided Mr. Stevens, our President and Chief Operating Officer, a short-term loan of $400,000 relating to his relocation to Chicago, evidenced by a promissory note with the principal indebtedness and all accrued interest becoming due on February 15, 2002. Mr. Stevens repaid the loan on February 15, 2002.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 25, 2002 for:

  •
  each person who we know to beneficially own 5% or more of the outstanding shares of our common stock;

  •
  each of our directors;

  •
  our Chief Executive Officer and the executive officers named in the Summary Compensation Table below (the "Named Executive Officers"); and

  •
  all of our directors and executive officers as a group.

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(2)	Percent of Class(2)
White River Ventures, Inc.(3)(4)	8,737,199	33.46%
Michael R. Eisenson(4)	8,737,199	33.46%
Mark A. Rosen(4)	8,737,199	33.46%
Dr. Purnendu Chatterjee(5)	3,648,622	14.16%
Dudley C. Mecum(6)	3,006,068	11.67%
Herbert S. Winokur, Jr.(6)	3,006,068	11.67%
Marshfield Associates(7)	1,652,590	6.41%
Capricorn Investors II, L.P.(8)	1,584,199	6.14%
Capricorn Investors III, L.P.(9)	1,421,869	5.27%
Thomas L. Kempner(10)	1,324,302	5.12%
Githesh Ramamurthy(11)	839,175	3.16%
Morgan W. Davis	12,000	*
J. Laurence Costin, Jr.(12).	228,073	*
Mary Jo Prigge(13)	72,500	*
Reid E. Simpson(14)	57,000	*
Edward B. Stevens	0	*
All Directors and Executive Officers as a Group (11 persons)(15)	14,276,317	52.63%

*
Less than 1% of the outstanding common stock. Except as otherwise set forth below, the address for each beneficial owner is 444 Merchandise Mart, Chicago, Illinois 60654.

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 25, 2002 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to the shares set forth opposite such person's name.

(2)
Based on 25,769,653 shares of common stock outstanding as of March 25, 2002.

(3)
The address of White River Ventures, Inc. is c/o Charlesbank Capital Partners, LLC, 600 Atlantic Avenue, Boston, Massachusetts 02210.

(4)
Includes 346,395 shares of common stock issuable upon the exercise of a warrant granted by CCC to White River Ventures, Inc. on November 30, 2001. Mr. Eisenson and Mr. Rosen share voting and investment power over these shares with the other Managing Directors of Charlesbank Capital Partners, LLC. Charlesbank is the investment advisor to White River Ventures, Inc., the registered owner of the shares. Mr. Eisenson and Mr. Rosen have disclaimed beneficial ownership of these shares.

(5)
Dr. Purnendu Chatterjee is the beneficial owner of 3,648,622 shares (the "Chatterjee Shares") of common stock. Of the Chatterjee Shares, 1,693,800 are held by Winston Partners, L.P. ("Winston L.P."), the general partner of which is Chatterjee Fund Management L.P. ("CFM"), and 497,122 are held by CFM. Dr. Chatterjee is the general partner of CFM. Of the remaining 1,457,700 Chatterjee Shares, 724,750 are held by Winston Partners II, LDC ("Winston LDC"), and 732,950 are held by Winston Partners II, LLC ("Winston LLC"). Chatterjee Advisors LLC ("Chatterjee Advisors") is the manager of both Winston LDC and Winston LLC, and Dr. Chatterjee is the manager of Chatterjee Advisors. Dr. Chatterjee, Winston L.P., CFM, Winston LLC and Chatterjee Advisors are each located at 888 Seventh Avenue, 30th Floor, New York, New York 10106. Winston LDC is located at Keya Flamboyan 9, Willemstad, Curacao, Netherlands Antilles.

(6)
Includes 1,584,199 shares of common stock held by Capricorn Investors II, L.P. and 1,421,869 shares of common stock held by Capricorn Investors III, L.P. Mr. Mecum is Managing Director of Capricorn Holdings, LLC (which is the general partner of Capricorn Investors II, L.P.) and Capricorn Holdings III, LLC (which is the general partner of Capricorn Investors III, L.P.), and Mr. Winokur is the Managing General Partner of Capricorn Investors L.P., Capricorn Investors II, L.P. and Capricorn Investors III, L.P. Mr. Winokur is also a Managing Member of Capricorn Holdings, LLC and Capricorn Holdings III, LLC (which are general partners of Capricorn Investors II, L.P. and Capricorn Investors III, L.P., respectively). Each disclaim beneficial ownership of the shares held by the other.

(7)
The address of Marshfield Associates is 21 Dupont Circle N.W., Suite 310, Washington, D.C. 20036-1109.

(8)
Capricorn Investors II, L.P. is located at 30 East Elm Street, Greenwich, Connecticut 06830. Includes 24,319 shares of common stock issuable upon the exercise of a warrant granted by CCC to Capricorn Investors II, L.P. on November 30, 2001.

(9)
Capricorn Investors III, L.P. is located at 30 East Elm Street, Greenwich, Connecticut 06830. Includes 21,827 shares of common stock issuable upon the exercise of a warrant granted by CCC to Capricorn Investors III, L.P. on November 30, 2001 and 1,200,000 shares of common stock issuable upon the exercise of a warrant granted by CCC to Capricorn Investors III, L.P. on February 23, 2001.

(10)
Includes 330,199 shares of common stock held solely by Mr. Kempner; 77,360 shares of common stock issuable to Mr. Kempner upon the exercise of outstanding options which are exercisable within 60 days of March 25, 2002, 10,000 of which are held by Mr. Kempner for the account of

  Daniel Jackson; 529,956 shares of common stock held by Mr. Kempner and William A. Perlmuth in trust for the benefit of Mr. Kempner; 342,209 shares of common stock held by Mr. Kempner and Mr. Perlmuth in trust for the benefit of Mr. Kempner's brother, Alan H. Kempner, Jr.; 89 shares of common stock held by Mr. Kempner and Mr. Perlmuth in trust for the benefit of the children of Thomas L. Kempner; and 54,489 shares of common stock owned solely by Mr. Kempner's wife, Nan Kempner. Mr. Kempner shares both voting and investment power with Mr. Perlmuth over those shares which they hold in trust, and Mr. Kempner disclaims ownership of the shares held by his wife and the shares held in trust of which Alan H. Kempner, Jr. or Mr. Kempner's children are the beneficiaries.

(11)
Includes 266,250 shares of common stock issuable upon exercise of outstanding options which are exercisable within 60 days of March 25, 2002.

(12)
Includes 37,500 shares of common stock issuable upon exercise of outstanding options which are exercisable within 60 days of March 25, 2002.

(13)
Includes 72,500 shares of common stock issuable upon exercise of outstanding options which are exercisable within 60 days of March 25, 2002.

(14)
Includes 55,000 shares of common stock issuable upon exercise of outstanding options which are exercisable within 60 days of March 25, 2002.

(15)
The aggregate number of shares listed as owned by the directors and executive officers as a group was calculated by adding the number of shares owned by each individual included in the chart, but not adding in any listed share ownership that is shared by multiple persons.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

        The following Summary Compensation Table shows compensation information for: (i) our Chief Executive Officer; (ii) our four other most highly compensated executive officers whose aggregate cash compensation exceeded $100,000 during the last fiscal year; and (iii) up to two of our former executive officers who would have been one of our four most highly compensated executive officers had such officers been serving as such at the end of our last fiscal year (collectively, the "Named Executive Officers"):

SUMMARY COMPENSATION TABLE

Long Term Compensation Awards
Annual Compensation
(a)
	(b)	(c)		(d)		(e)	(f)		(g)
Name and Principal Position	Year	Salary ($)		Bonus ($)		Restricted Stock Awards ($)	Securities Underlying Options (1)		All Other Compensation
Githesh Ramamurthy(2) Chief Executive Officer	2001 2000 1999	$ $ $	450,000 425,000 425,000	$ $ $	384,463 159,381 33,002	— — —	275,000 200,000 40,000		— — —
Edward B. Stevens(3) President and Chief Operating Officer	2001		$375,000		$170,000		180,000		—
J. Laurence Costin, Jr.(4) Vice Chairman	2001 2000 1999	$ $ $	325,500 310,000 293,568	$ $ $	100,000 70,000 70,000	— — —	20,000 20,000 —		— — —
Mary Jo Prigge(5) President, Sales and Service	2001 2000 1999	$ $ $	315,000 285,000 235,008	$ $ $	186,083 153,615 21,000	— — —	70,000 70,000 10,000		— — —
Pradip Patiath(6) Former President and Chief Operating Officer, DriveLogic, Inc.	2001 2000	$ $	12,500 300,000	$ $	0 142,500		90,000 12,973	(6) (8)	$450,000	(7)
Reid E. Simpson(9) Executive Vice President and Chief Financial Officer	2001 2000 1999	$ $ $	255,000 235,000 235,000	$ $ $	151,353 88,125 130,000	— — —	40,000 60,000 40,000		— —
Blaine R. Ornburg(10) Former President—CCC Consumer Services Inc.	2001 2000 1999	$ $ $	127,407 250,008 250,008	$ $ $	0 0 21,000	— — —	— 20,000 —		(10 — —)

Notes to Summary Compensation Table:

(1)
Represents the number of shares of common stock issuable upon exercise of options granted pursuant to the employee stock option plan, and does not include treasury shares purchased by Mr. Ramamurthy in January 2002, as described in the last paragraph of "Report of the Compensation and Nominating Committee—Chief Executive Officer Compensation" below.

(2)
Mr. Ramamurthy assumed the position of Chief Executive Officer in July 1999. His 2001 bonus includes a special incentive payment of $50,000.

(3)
Mr. Stevens began his employment with us in November 2001. His 2001 bonus includes a one-time relocation incentive of $85,000.

(4)
Mr. Costin reported a bonus of $25,000 for the fiscal year ended December 31, 1999 in our 2000 proxy statement, based on our intent to defer $45,000 of his bonus for payment in the year 2000. This payment was not deferred, and a bonus of $70,000 was paid to Mr. Costin in 1999. His 2001 bonus includes a special incentive payment of $30,000.

(5)
Ms. Prigge began her employment with us in September 1998 as Executive Vice President of the Insurance and Claims Settlement Division and in February 2000 was promoted to President of CCC U.S. In June 2001, Ms. Prigge's title changed to President, Sales and Service. Her 2001 bonus includes a special incentive payment of $30,000.

(6)
The options granted to Mr. Patiath during fiscal year 2001 include options to purchase 90,000 shares of common stock at an exercise price of $7.50 per share which expire on July 15, 2002.

(7)
Mr. Patiath left DriveLogic, Inc., our former subsidiary, on January 15, 2001, after receiving $12,500 of his $300,000 annual salary. Mr. Patiath received $450,000 as a severance payment pursuant to his severance agreement, executed February 15, 2001. Mr. Patiath received $431,250 of this amount in 2001 and the balance in January 2002.

(8)
The options granted to Mr. Patiath during the fiscal year ended December 31, 2000 include options to purchase 12,973 shares of common stock at an exercise price of $23.125 per share, which expired on February 15, 2001.

(9)
Mr. Simpson began his employment with us in September 1999. His 1999 bonus reflects a one-time signing bonus and his 2001 bonus includes a special incentive payment of $25,000.

(10)
Mr. Ornburg's employment agreement expired on June 30, 2001 and Mr. Ornburg's last day of employment with CCC was on June 30, 2001. Mr. Ornburg received $127,407 of his $250,008 annual salary. We have agreed to pay Mr. Ornburg approximately $62,500 to settle all claims arising from his employment.

2001 Stock Option Grants to Executives

        The following table summarizes all stock options granted to the Chief Executive Officer and the other Named Executive Officers in 2001. As required by the Securities and Exchange Commission, the calculation of potential realizable values shown for such awards is based on assumed annualized rates of stock price appreciation of 5% and 10% over the full term of the options.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants						Potential realizable value at assumed annual rates of stock price appreciation for option term(4)
	Number of Securities Underlying Options Granted(1)
		% of Total Options Granted to Employees in Fiscal Year(2)
Name				Exercise Price ($/Share)(3)		Expiration Date
							5%($)		10%($)
Githesh Ramamurthy	150,000 100,000 25,000	15.02 10.01 2.50	% % %	$ $ $	7.50 8.90 5.51	1/15/2011 5/23/2011 9/19/2011	$ $ $	707,506 559,716 86,630	$ $ $	1,792,960 1,418,431 219,538
Edward B. Stevens	180,000	18.03%			$5.97	11/5/2011		$675,810		$1,712,636
J. Laurence Costin, Jr.	20,000	2.00%			$7.50	1/15/2011		$94,334		$239,061
Mary Jo Prigge	70,000	7.01%			$7.50	1/15/2011		$330,170		$836,715
Reid E. Simpson	40,000	4.01%			$7.50	1/15/2011		$188,668		$478,123
Pradip Patiath	90,000	9.01%			$7.50	7/15/2002		$51,107		$103,436

Notes to Option/SAR Grants Table:

(1)
Except as described in the following sentences, the options granted in 2001 are exercisable 25% on the first anniversary from the date of grant and 25% on each anniversary date of the grant for years two, three and four. Mr. Ramamurthy received two (2) grants totaling 250,000 options to purchase shares of our common stock under the 2000 Stock Incentive Plan. He was awarded a grant of 150,000 options at an exercise price of $7.50 per share vesting at 25% per year over four years and a grant of 100,000 options at an exercise price of $8.90 per share vesting 50% six (6) months from the date of grant and 50% one year from the date of grant. In connection with his employment agreement, Mr. Ramamurthy also received 25,000 options outside of the 2000 Stock Incentive Plan at an exercise price of $5.51 per share that immediately vested at the time of grant. In addition the table does not include treasury shares purchased by Mr. Ramamurthy in January 2002, as described in the last paragraph of "Report of the Compensation and Nominating Committee—Chief Executive Officer Compensation" below.

(2)
We granted options representing 998,524 shares to employees in 2001.

(3)
Option exercise price is determined as the close price on the date of grant.

(4)
The potential realizable value is calculated based on a ten year term of the option at its time of grant and is calculated by assuming that the price on the date of grant as determined by the Board appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated price. The 5% and 10% assumed rates of appreciation are derived from the rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future common stock price.

Aggregated Option Exercises in 2001 and Option Values at December 31, 2001

        The following table shows options that our Chief Executive Officer and the other Named Executive Officers exercised during 2001. The "value realized" is based on the market price on the date of exercise, while the "value of unexercised, in-the-money options at December 31, 2001" is based on the market price on that date.

AGGREGATED OPTION EXERCISES IN 2001 AND DECEMBER 31, 2001 OPTION VALUES

			Number of Securities Underlying Unexercised Options at 12/31/01 (#)		Value of Unexercised In-The-Money Options at 12/31/01 ($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Githesh Ramamurthy	—	—	178,750	381,250	$16,750	—
Edward B. Stevens	—	—	—	180,000	—	$37,800
J. Laurence Costin, Jr.	—	—	27,500	42,500	—	—
Mary Jo Prigge	—	—	45,000	135,000	—	—
Blaine R. Ornburg	—	—	—	—	—	—
Reid E. Simpson	—	—	35,000	105,000	—	—
Pradip Patiath	9,600	$4,224	75,400	—	—	—
	5,000	$12,100

Notes to Option Exercises Table:

(1)
Value of unexercised, in-the-money options based on a fair market value of our common stock of $6.18 per share as of close of business December 31, 2001.

EXECUTIVE OFFICERS

        Set forth below is certain information concerning the current executive officers of CCC, based on data furnished by them:

Name	Age	Position
Githesh Ramamurthy	41	Chairman and Chief Executive Officer
Edward B. Stevens	48	President and Chief Operating Officer
J. Laurence Costin, Jr.	60	Vice Chairman
Mary Jo Prigge	44	President, Sales and Service
Reid E. Simpson	45	Executive Vice President and Chief Financial Officer
James T. Beattie	53	Executive Vice President and Chief Technology Officer
Robert S. Guttman	49	Senior Vice President, General Counsel and Secretary
Oliver G. Prince, Jr.	48	Senior Vice President, Human Resources

        Except as discussed below, all of these officers of CCC have held executive positions with CCC for more than three years.

        Githesh Ramamurthy joined CCC in July 1992 as Executive Vice President—Product Engineering and Chief Technology Officer. In January 1996, he assumed the position of President—Insurance Division while retaining the position of Chief Technology Officer and in July 1997, he became our President and Chief Operating Officer. In July 1999, Mr. Ramamurthy assumed the position of Chief Executive Officer while retaining the position of President. In June 2000, Mr. Ramamurthy also assumed the position of Chairman of CCC. Mr. Ramamurthy retained the titles of Chief Executive Officer and Chairman when Edward B. Stevens joined the Company as President and Chief Operating Officer in November 2001. Prior to joining CCC, Mr. Ramamurthy was a founding member of Sales Technologies, Inc., a field sales automation software company, where he directed product development activities. Sales Technologies customers included numerous Fortune 100 clients in the United States and Europe. Sales Technologies was acquired by Dun & Bradstreet in 1989.

        Edward B. Stevens joined CCC in November 2001 as President and Chief Operating Officer. Prior to joining CCC, Mr. Stevens served in various management positions from 1994 to 2001 with American Financial Group, including President and Chief Executive Officer of Atlanta Casualty Companies and President and Chief Executive Officer of Windsor Insurance Group. From 1992 to 1994 Mr. Stevens served in various management positions with Pepsico Foods International and from 1986 to 1992, Mr. Stevens served in various management positions with Progressive Corporation, including President, North Atlantic Division.

        J. Laurence Costin, Jr. joined CCC in February 1983 as Executive Vice President responsible for our sales and client field service organization. He currently serves as Vice Chairman, a position he has held since May 1983. Prior to joining CCC, Mr. Costin was Senior Vice President and General Manager for the Midwest region of Seligman & Latz, Inc., a Fortune 500 company which managed department store concessions.

        Mary Jo Prigge joined CCC in October 1998 as Executive Vice President of the Claims Settlement Division and is currently President, Sales and Service. Prior to joining CCC, Ms. Prigge served from March 1991 through October 1998 in various management positions initially with Globe Glass and Mirror and, subsequent to two mergers, most recently as Senior Vice President of Operations with Safelite Autoglass.

        Reid E. Simpson joined CCC in September 1999 as Executive Vice President and Chief Financial Officer. Prior to joining CCC, Mr. Simpson was the Chief Financial Officer of The Signature Group from October 1998 to September 1999. From 1997 to 1998, Mr. Simpson was the Senior Vice President

Finance and Administration and Chief Financial Officer of Delphi Information Systems, Inc. From 1993 to 1997, Mr. Simpson was the Vice President-Finance and Chief Financial Officer of DonTech, a partnership between Ameritech and The Dun & Bradstreet Corporation.

        James T. Beattie joined CCC in June 2001 as Vice President and Chief Technology Officer of the Company's subsidiary, DriveLogic, Inc. and is currently Executive Vice President and Chief Technology Officer of the Company. Prior to joining CCC, Mr. Beattie was Chief Technology Officer of Britannica.com from 1998 to June 2001. From 1994 to 1998 Mr. Beattie was Vice President and General Manager, New Media Services at Infonautics Corporation.

        Robert S. Guttman joined CCC in January 2000 as Senior Vice President, General Counsel and Secretary. Prior to joining CCC, Mr. Guttman was an attorney at Sears, Roebuck and Co. for fourteen (14) years in various capacities which included Associate General Counsel, Information Technology and E-Commerce in 1999; Assistant General Counsel, Information Technology from 1997 to 1999; Acting Vice President of Law, Sears Home Services in 1998 and Legal Services Director, Information Services in 1996.

        Oliver G. Prince, Jr. joined CCC in February 1999 as Senior Vice President, Human Resources. Prior to joining CCC, Mr. Prince was Senior Vice President, Human Resources and Assistant Corporate Secretary for The Celtic Group from 1997 to 1999. From 1987 to 1997, Mr. Prince served in various capacities at the CNA Insurance Companies which included Vice President, Human Resources Services from 1995 to 1997, Assistant Vice President, CNA Consulting Group from 1994 to 1995, and Assistant Vice President of Corporate Real Estate from 1993 to 1994.

Employment Agreements

        We entered into employment agreements with each of Mr. Ramamurthy, Mr. Ornburg, Mr. Simpson, Mr. Costin and Philip J. Carter, the former President of CCC International, one of our former subsidiaries. Each of the agreements provides for the potential of an annual merit salary increase. Accordingly, the salaries set forth in each of the employment agreements may have been increased as a result of such merit increase.

        Mr. Ramamurthy's employment agreement, entered into in 1996, originally provided for an annual salary of $275,000 plus bonus, and expired on June 30, 2001. Mr. Ramamurthy has been promoted periodically since the date of his original contract, receiving various merit increases. We entered into a new employment agreement with Mr. Ramamurthy effective July 1, 2001 which provides for his current annual base salary of $450,000 plus bonus. Mr. Ramamurthy's employment agreement contains a non-compete provision, a change of control provision which extends Mr. Ramamurthy's right to exercise vested and unvested options for up to eighteen (18) months following the change of control, and a provision which extends Mr. Ramamurthy's right to exercise vested options under certain circumstances for up to eighteen (18) months following the termination of his employment. In addition, Mr. Ramamurthy's employment agreement, as approved by the Compensation and Nominating Committee, contains a provision that prevents us from demanding payment of any amounts due under the loan made by us for the purchase of 192,000 shares of treasury stock for a period of one (1) year from the date of termination without cause. Mr. Ramamurthy also has the right to sell the treasury shares back to us within two (2) years of such termination date at the market price on the date of such transaction. Mr. Simpson's employment agreement originally provided for an annual salary of $235,000 plus bonus and expires on September 12, 2003. Mr. Costin has an employment agreement which originally provided for an annual salary of $230,000 plus bonus, and is renewable from year to year. Messrs. Simpson and Costin have each received merit increases in salary since the original dates of their employment agreements. Messrs. Simpson's and Costin's employment agreements each contain non-compete provisions. Mr. Simpson's contract also contains a change of control provision. Mr. Ornburg's employment agreement expired on June 30, 2001 and was not renewed. Mr. Ornburg's employment agreement provided for an annual salary of $200,000 plus bonus and allowed for merit increases. Mr. Carter's employment terminated on July 1, 2001. Prior to his termination, Mr. Carter's employment agreement provided for an annual salary of $250,000 plus bonus and expired on June 30, 2003. Messrs. Carter's and Ornburg's employment agreements each contained a non-compete and a change of control provision.

REPORT OF THE COMPENSATION AND NOMINATING COMMITTEE

        The Compensation and Nominating Committee of the Board of Directors is responsible for:

  •
  authorizing compensation plans and setting compensation levels for all executive officers;

  •
  setting guidelines and policies with respect to compensation matters involving us and our subsidiaries;

  •
  approving all compensation arrangements involving the payment of base salary equal to or greater than $150,000 annually by us or any of our subsidiaries to any of our respective directors, officers or employees;

  •
  approving participants in and grants given pursuant to the 2000 Stock Incentive Plan; and

  •
  nominating individuals to serve as members of the Board of Directors.

        The Compensation and Nominating Committee is composed of four (4) independent, non-employee directors who have no interlocking relationships.

Compensation Philosophy

        Our compensation philosophy is that each employee's total cash compensation will vary with CCC's performance relative to our financial objectives and the contribution of the employee in achieving both financial and non-financial objectives. Our compensation programs are designed to encourage high performance, promote accountability and assure that employee interests are aligned with the interests of our stockholders.

        We have three (3) performance-based compensation programs in which the majority of our employees is eligible to participate. Employees who are not compensated on a commission basis participate in the employee bonus plan. Our top forty-five (45) managers, including our executive officers, participate in the management incentive plan in lieu of participation in the employee bonus plan. All of our employees, excluding executive officers, also are eligible to participate in a spot award plan.

        Total cash compensation.    Total cash compensation for the majority of our employees, including executive officers, consists of:

  •
  Base salary;

  •
  Either a cash bonus through the employee bonus plan that is related to the achievement of our financial objectives or a cash incentive through the management incentive plan that is related both to the achievement of our financial objectives and to the employee's contribution relative to objectives that are aligned with the achievement of our operating goals; and

  •
  Discretionary spot cash awards, subject to certain limits, for non-executive employees to recognize outstanding achievement on specific projects or assignments.

        Long-term incentive compensation.    Long-term incentive compensation is realized through stock option grants. Stock options generally are granted pursuant to the terms of the 2000 Stock Incentive Plan. Prior to June 28, 2000, when our stockholders approved the 2000 Stock Incentive Plan, we granted options pursuant to our 1997 Stock Option Plan. Typically, stock options vest over four years at a rate of 25% per year; however, under the 2000 Stock Incentive Plan, the Compensation and Nominating Committee retains discretion to establish different vesting schedules for specific awards as necessary.

        We encourage employees to own stock as a way to align the interests of our employees with the interests of our stockholders. Stock options directly link a portion of an employee's compensation to the interests of stockholders by providing an incentive to maximize share value. Stock options have value for an employee only if the price of our stock increases above the fair market value on the grant date and the employee remains in our employment for the period required for the stock option to be exercisable.

        Key employees and executive officers are eligible to receive stock option grants on an annual basis. Eligible employees may also receive off-cycle grants. The Compensation and Nominating Committee authorizes stock option grants based on a number of factors, including market conditions and individual contribution.

        In addition to encouraging stock ownership by granting stock options, we further encourage our employees to own CCC stock through a tax-qualified employee stock purchase plan. The employee stock purchase plan generally is available to all of our employees. The employee stock purchase plan allows participants, subject to certain limitations, to buy CCC stock at a discount to the market price through payroll deductions.

Executive Compensation

        In setting executive salaries, the Compensation and Nominating Committee reviews information related to executive compensation of companies, the products, markets, or employee skills of which are considered generally comparable to those of CCC. While there is no specific formula for establishing pay, base salaries are set near the median for similar positions at comparable companies. Annual incentive targets as a percent of salary are established so that total cash compensation—base salary plus target incentive—is market competitive at target performance. The achievement of cash incentives for our corporate executives, including those awarded to our Chief Executive Officer, Githesh Ramamurthy, is linked to the executive's contribution to achieving our aggressive financial growth and operating goals. As a result, above-average total cash compensation is achieved only for outstanding results, executives are accountable for overall performance, and stockholder interests are aligned across the Company.

        Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of compensation that we may deduct in any year with respect to each of our five most highly paid executive officers. The Compensation and Nominating Committee believes that the 2000 Stock Incentive Plan, the employee bonus plan, and the management incentive plan have been structured in a manner to preserve full deductibility of compensation under the requirements of Section 162(m) of the Code.

        Base Salary.    The Compensation and Nominating Committee reviews the history of and approves proposals for base compensation for each of our executive officers and for all other employees whose base salaries meet or exceed $150,000 annually. The Compensation and Nominating Committee engages in a regular review of the performance of executive officers and other highly compensated employees. In keeping with our compensation philosophy, the Compensation and Nominating Committee approves increases to base salaries based primarily on an individual's contribution to the achievement of our financial and non-financial business objectives.

        Performance-Based Compensation.    Mr. Ramamurthy and most other executive officers participate in our management incentive plan. Under this plan, the Compensation and Nominating Committee has established a target annual earning potential for our executives that provides significant incentive for our executives to meet or exceed aggressive goals.

        The management incentive plan is a cash-based annual incentive program that is designed to drive outstanding performance, promote direct accountability for results and align the interests of executives with the interests of stockholders. The management incentive plan is partially funded when we reach a threshold financial performance target and is fully funded when we reach certain aggressive performance targets. The Compensation and Nominating Committee establishes threshold and growth targets and has the discretion to vary funding as warranted by extraordinary circumstances or business conditions. Significant changes in CCC's operations, including asset dispositions and reductions in force, brought on by strategic decisions sanctioned by the Board to exit non-core businesses and reorganize the core U.S. business during the first half of the year required that we reset our financial performance targets in mid-year around continuing operations in the U.S. In light of the substantial change to our business, the Compensation and Nominating Committee, in its discretion, reset financial performance targets for the management incentive plan based on our results for the second half of the year. CCC achieved 99.1% of these targets for the second half of 2001 and the management incentive plan was funded accordingly.

        To recognize special achievements including accomplishing the various restructuring events that enabled us to realize our financial and operating goals during 2001 in spite of difficult market conditions, the Compensation and Nominating Committee also authorized the award of certain special incentives to each of our executives, which resulted in an overall funding of 117.7% for continuing executives.

        Mr. Ramamurthy has an incentive target of 75% of base salary. Other executive officers participating in the management incentive plan have incentive targets of 50% of base salary. The Compensation and Nominating Committee approves all incentive awards for executive officers under the management incentive plan as well as for other employees with annual base salaries of $150,000 or higher.

        Stock Options.    We encourage executive officers to own our stock, in part through regular stock option grants. Stock option grants for executives are a key element of market-competitive total compensation, aid in the retention of key executive talent and align the interests of executives with those of our stockholders.

        Stock options for the executive officers are granted upon the recommendation of management and the approval of the Compensation and Nominating Committee. We consider market conditions, job performance, and the scope of the executive's responsibilities in determining individual grant amounts. In general, stock options vest in equal increments over a four-year period and must be exercised not later than ten years from the date of grant. Stock options granted to executive officers prior to June 28, 2000 were granted under the 1997 Stock Option Plan, and grants to executive officers made on or after that date were made under the 2000 Stock Incentive Plan. We grant stock options at a price equal to the fair market value on the date of grant.

        During 2001, the Compensation and Nominating Committee granted a total of 998,524 options to selected employees, of which 770,000 options were granted to Company executives.

        Executive Stock Ownership Plan.    During the fiscal year ended December 31, 2000, the Compensation and Nominating Committee approved executive stock ownership guidelines for the purpose of aligning the interests of executive officers with the interests of stockholders through stock ownership. These guidelines apply to our chief executive officer and members of our executive management group, and recommend that our chief executive officer own a number of shares of our common stock with a value equal to eight times his annual base salary, and that each member of our executive management group own a number of shares of our common stock with a value equal to four times his or her annual base salary. The Compensation and Nominating Committee recommends that these executive officers achieve the applicable ownership level over the next four years.

Chief Executive Officer Compensation

        During 2001, we executed a new employment agreement with Githesh Ramamurthy, our Chairman and Chief Executive Officer. The effective date of Mr. Ramamurthy's new employment agreement is July 1, 2001, concurrent with the expiration date of his former employment agreement. The current employment agreement expires on December 31, 2004. Although Mr. Ramamurthy has an employment contract, his base salary, bonus and stock option grants are determined in the same manner as described above for all executive officers.

        Mr. Ramamurthy's annual base salary for fiscal year 2001 was $450,000, which represents an increase of approximately 5.9% over his base salary as of the fiscal year ending December 31, 2000 and the first increase in Mr. Ramamurthy's base compensation since July, 1999.

        Under the management incentive plan, Mr. Ramamurthy's incentive award for 2001 was $384,463, including a special incentive of $50,000. Mr. Ramamurthy's incentives are based on revenue growth and profitability targets and operating goals related to our restructuring activities.

        We encourage and support Mr. Ramamurthy to increase his stock ownership. As with other executives, we support Mr. Ramamurthy's ownership through regular stock option grants.

        During 2001, Mr. Ramamurthy received two (2) grants totaling 250,000 options to purchase shares of our common stock under the 2000 Stock Incentive Plan. He was awarded a grant of 150,000 options at an exercise price of $7.50 per share vesting at 25% per year over four years and a grant of 100,000 options at an exercise price of $8.90 per share vesting 50% six (6) months from the date of grant and 50% one year from the date of grant. In connection with his employment agreement, the Compensation and Nominating Committee also granted Mr. Ramamurthy 25,000 options at an exercise price of $5.51 per share that were vested immediately at the time of grant. We intended for the latter two option grants to provide Mr. Ramamurthy with approximately the same equity interest in the Company as he had prior to the expiration of certain unexercised options he had received under our 1988 option plan.

        Subject to certain restrictions contained in our new $30 million credit facility, to assist our executives in meeting recommended ownership guidelines under the provisions of the 2000 Stock Incentive Plan, Mr. Ramamurthy and other executives are eligible to receive loans to purchase shares of our common stock. Pursuant to these provisions, on December 18, 2001, the Compensation and Nominating Committee approved a loan to Mr. Ramamurthy of $1,200,000 to purchase 192,000 shares of treasury stock at a price of $6.25 per share. The market value of our common stock on the date the loan was approved was $5.69 per share. This transaction was completed on January 15, 2002, when Mr. Ramamurthy executed a $1,200,000 promissory note with us to purchase such shares. The promissory note, with personal recourse to Mr. Ramamurthy, accrues interest, payable on an annual basis beginning March 1, 2003, at 6.75% and matures in January 2007.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers served as a director or member of the compensation committee of:

  •
  another entity in which one of the executive officers of such entity served on our Compensation and Nominating Committee;

  •
  the board of directors of another entity in which one of the executive officers of such entity served on our Compensation and Nominating Committee; or

  •
  the compensation committee of any other entity in which one of the executive officers of such entity served as a member of our Board of Directors during the fiscal year ended December 31, 2001.

        Compensation and Nominating Committee Members

  Morgan W. Davis
  Michael R. Eisenson
  Thomas L. Kempner
  Herbert S. Winokur, Jr. (Chairman)

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The Audit Committee of the Board of Directors was composed of three (3) directors during the fiscal year ended December 31, 2001. The Audit Committee acts under a written charter which was originally adopted in December 1998 and subsequently amended in June 2000 and April 2002. A copy of the Audit Committee Charter is attached to this proxy statement as Appendix A. The members of the Audit Committee are Mark A. Rosen (Chairman), Morgan W. Davis and Dudley C. Mecum.

        Except as described below, each member of the Audit Committee is required to be "independent" within the meaning of the Nasdaq National Market rules and the SEC rules. The Nasdaq rules set forth specific circumstances under which a director will not be considered "independent," including when a director is employed by a company or any of its affiliates for the current year or any of the past three years. However, the Nasdaq rules do not expressly define the term "affiliate," and there currently is an absence of written guidance on the definition of "affiliate" under the Nasdaq rules. The Nasdaq rules permit one director who does not qualify as "independent" under the Nasdaq rules to be appointed to the Audit Committee under exceptional and limited circumstances if the Board determines that such membership on the Audit Committee is required for the best interests of the Company and its stockholders. The deadline for compliance with the Nasdaq requirements regarding the independence of directors serving on an audit committee was June 14, 2001.

        We believe that our Audit Committee complies with the Nasdaq requirements and that all of the directors serving on our Audit Committee are "independent" under the Nasdaq rules. It should be noted that Mr. Rosen is a Managing Director of Charlesbank Capital Partners, LLC, which is the investment advisor to one of our stockholders, White River Ventures, Inc., which beneficially owns 8,737,199 shares, or approximately 33.46% of our outstanding common stock. In 2001, following discussions with representatives of Nasdaq regarding the qualification of Mr. Rosen as an "independent" director, our Board determined that, in any event, the exceptional and limited circumstances contemplated by the Nasdaq rules as an exception to the general independence requirement exist because of the small size of the Board, the extensive business, financial and accounting experience of Mr. Rosen and the difficulty of appointing a similarly qualified director to the Board, and that Mr. Rosen's continued service as the Chairman of the Audit Committee was in the best interests of the Company and its stockholders due to Mr. Rosen's extensive business experience, financial and accounting background and position as a Managing Director of Charlesbank Capital Partners, LLC.

        Management is responsible for the financial reporting process, including the system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company's independent accountants are responsible for auditing those financial statements in accordance with generally accepted accounting standards and expressing an opinion on the conformity of those audited financial statements in accordance with generally accepted accounting principles. The Audit Committee's responsibility is to monitor and review these processes. However, the Audit Committee members are not professionally engaged in the practice of accounting or auditing. The Audit Committee relies on the information provided to it and on the representations made by management and the independent accountants.

  Review with Management

        In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in CCC's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 with management. Management has represented to the Audit Committee that CCC's consolidated financial statements were prepared in accordance with generally accepted accounting principles.

  Review with Independent Accountants

        The Audit Committee has discussed with PricewaterhouseCoopers LLP, our independent accountants, matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees). These discussions have included a review as to the quality, not just the acceptability, of our accounting principles.

        Our independent accountants also provided to the Audit Committee written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants the accountants' independence from management and CCC. The Audit Committee has also considered whether the provision of non-audit services is compatible with maintaining the accountants' independence. Upon recommendation of the Audit Committee, the Board of Directors recommended the engagement of PricewaterhouseCoopers LLP to audit our 2002 financial statements.

        All persons who spent more than fifty percent of their hours of employment on performing audits of us during 2001 were full-time permanent employees of PricewaterhouseCoopers LLP.

  Recommendation

        Based on the Audit Committee's discussion with management and the independent accountants, the Audit Committee's review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in CCC's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission.

  Audit Committee Fee Disclosures

        Set forth below is a discussion of the fees billed to CCC by PricewaterhouseCoopers LLP during the fiscal year ended December 31, 2001:

        Audit Fees.    Audit fees billed to CCC by PricewaterhouseCoopers LLP during 2001 for the audit of our annual financial statements and the review of our financial statements included in our quarterly reports on Form 10-Q totaled $249,000.

        All Other Fees.    All other fees billed to CCC by PricewaterhouseCoopers LLP during 2001 for all other non-audit services rendered, including tax related services, totaled $257,915.

Respectfully submitted,

Morgan W. Davis
Dudley C. Mecum
Mark A. Rosen (Chairman)

PERFORMANCE GRAPH

        CCC became a public company on August 16, 1996. The following graphs compare the performance of CCC common stock with that of the S&P 500 Index and an index consisting of a portfolio of companies selected as our "peers" during the years ended December 31, 2001 and December 31, 2000. For the year ended December 31, 2001, our peer index consists of the following companies: Fair, Isaac and Company, Incorporated; Information Resources, Inc.; Proquest Company; Choicepoint, Inc.; The Innovation Group PLC; Aspen Technology, Inc.; QRS Corporation; The Reynolds and Reynolds Company; Fiserv, Inc.; and Jack Henry & Associates, Inc. This peer index represents a change from our 2000 peer index, which consisted of the following companies: Affiliated Computer Services, Inc.; Automatic Data Processing, Inc.; Barra, Inc.; The Bisys Group Inc.; Cendant Corporation; CFI ProServices Inc.; Electronic Data Systems Corporation; Equifax, Inc.; Fair, Isaac and Company, Incorporated; First Data Corporation; Fiserv, Inc.; Information Resources Inc.; InfoUSA, Inc.; insci-statements.com Corp.; Per-Se Technologies, Inc.; National Data Corporation; Paychex, Inc.; and Primark Corporation. This change was made to include companies that we believe offer products and services more similar to those offered by the Company, including companies which offer data and transaction processing services, and workflow software.

        Please note that the stock price performance shown on the graphs is not necessarily indicative of future price performance.

Comparison of Stock Performance with 2001 Peer Index

Comparison of 5 Year Cumulative Total Return
Assumes Initial Investment of $100
December 2001

Comparison of Stock Performance with 2000 Peer Index

Comparison of 5 Year Cumulative Total Return
Assumes Initial Investment of $100
December 2001

        The graphs assume $100 invested on August 16, 1996 in CCC common stock and $100 invested at that time in each of the other indices, including reinvestment of dividends.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

        The Board of Directors has selected PricewaterhouseCoopers LLP, certified public accountants, as independent accountants to audit our accounts and our subsidiaries for the year ending December 31, 2002. PricewaterhouseCoopers LLP and its predecessor, Price Waterhouse LLP, have been our accountants since our initial public offering in August 1996. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement if he or she desires. He or she will also be available to answer appropriate questions.

        The Board of Directors recommends that the stockholders vote for the ratification of the appointment of the accountants.

OTHER MATTERS

        As far as the Board of Directors is aware, only the matters disclosed in the proxy statement will be acted upon at the Annual Meeting of Stockholders. If any other matters properly come before the Annual Meeting, the accompanying proxy may be voted on such matters in accordance with the best judgment of the person or persons voting the proxy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of CCC.

        Directors, executive officers and holders of more than 10% of our common stock are required by SEC rules to furnish us with copies of all forms they file with the SEC. Based solely on our review of the copies of such forms we received and written representations from certain reporting persons, we believe that, during 2001, all Section 16(a) filing requirements applicable to its directors, executive officers and holders of more than 10% of our common stock were satisfied except as follows: J. Laurence Costin, Jr., and Robert S. Guttman each reported a Form 4 transaction late on a Form 5 and Githesh Ramamurthy reported two Form 4 transactions late on a Form 5.

STOCKHOLDER PROPOSALS

        Stockholder proposals intended to be presented at the 2003 Annual Meeting of Stockholders must be received by us for inclusion in the 2002 proxy statement no later than December 2, 2002. Any proposal submitted outside the processes of Rule 14a-8 under the Exchange Act shall be considered untimely if submitted after December 2, 2002.

ANNUAL REPORT

        Our Annual Report for the fiscal year ended December 31, 2001, which is not a part of the proxy soliciting material, is being mailed to our stockholders together with this proxy statement.

For the Board of Directors,

Robert S. Guttman Senior Vice President, General Counsel and Secretary

Chicago, Illinois
April 17, 2002

APPENDIX A

AMENDED AND RESTATED
CHARTER FOR THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
OF CCC INFORMATION SERVICES GROUP INC.

A. Purpose

        The Audit Committee of CCC Information Services Group Inc. (the "Committee") is a standing committee of the Board of Directors (the "Board"). The Committee's primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing: the financial information which will be provided to the stockholders and others; the Company's systems of internal control; the audit process; and adherence to applicable laws and regulations.

        The Committee's responsibility is oversight. Management of the Company has the responsibility for the Company's financial statements as well as the Company's financial reporting process, principles and internal controls. The independent accountants are responsible for performing an audit of the Company's annual financial statements, expressing an opinion as to the conformity of such annual financial statements with generally accepted accounting principles, reviewing the Company's quarterly financial statements and other procedures. It is recognized that the members of the Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting including in respect of accountant independence. As such, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements fairly present the Company's financial position and results of operation and are in accordance with generally accepted accounting principles and applicable laws and regulations. Each member of the Committee shall be entitled to rely on (i) the integrity of those persons within the Company and of the professionals and experts (such as the independent accountants) from which it receives information, (ii) the accuracy of the financial and other information provided to the Committee by such persons, professionals or experts absent actual knowledge to the contrary, and (iii) representations made by management or the independent accountants as to any information technology services of the type described in Rule 2-01(c)(4)(ii) of Regulation S-X and other non-audit services provided by the independent accountants to the Company.

        The independent accountants of the Company shall be ultimately accountable to the Board and the Committee in connection with the audit of the Company's annual financial statements and related services. The Board, with the assistance of the Committee, has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants (or to nominate the independent accountants to be proposed for stockholder approval in the annual proxy statement).

B. Membership

        The Committee shall consist of three or more members of the Board. The members shall be appointed by action of the Board and shall serve at the discretion of the Board. Each Committee member shall satisfy the requirements of The Nasdaq Stock Market. Each Committee member must be able to read and understand fundamental financial statements, including a company's balance sheet, income statement, and cash flow statement or must be able to do so within a reasonable period of time after his or her appointment to the Committee. At least one Committee member must have accounting or finance experience.

C. Committee Organization and Procedures

1.
The Committee will meet at such times as shall be determined by its Chair, or upon the request of any two of its members. The Committee shall meet at least four times in each fiscal year, and more frequently as the Committee in its discretion deems desirable.

2.
The Board shall appoint a Chair of the Committee by majority vote. The Chair (or in his or her absence, a member designated by the Chair) shall preside at all meetings of the Committee.

3.
The Committee shall have the authority to establish its own rules and procedures consistent with the bylaws of the Company for notice and conduct of its meetings, should the Committee, in its discretion, deem it desirable to do so.

4.
The Committee will keep a record of its meetings and report on them to the Board. The Committee may meet by telephone or video conference and may take action by written consent.

5.
The Committee may utilize the services of the Company's regular corporate legal counsel, retain other counsel with respect to legal matters and engage the services of other advisors and consultants as it deems necessary or appropriate under the circumstances.

D. Specific Responsibilities of the Committee

1.
Provide a direct line of communication between the independent accountants and the Board.

2.
On a yearly basis, recommend to the Board the principal independent accountants to be nominated and approve the fees to be paid to the independent accountants. The Committee will also approve the selection of any other independent accountants engaged to perform the audit of a subsidiary company. The Committee shall periodically evaluate the performance of the independent accountants and, if necessary, recommend that the Board replace the independent accountants.

3.
Meet periodically with management, the independent accountants and the General Counsel (and outside counsel as required) to review legal and regulatory matters that may have a material impact on the financial statements and any reports received from regulators and to inquire about significant risks or exposures and assess the steps management has taken to minimize such risks.

4.
Consider, in consultation with the independent accountant(s), the combined audit scope and procedures to be followed.

5.
Review with management and the independent accountants:

a)
Annual audit reports and the content of proposed published reports;

b)
The Company's financial statements and related footnotes and the independent accountants' report thereon including their report on the adequacy of the Company's systems of internal control and any significant recommendations they may offer to improve controls;

c)
Any significant reserves, accruals or estimates which may have a material impact on the financial statements;

d)
Any serious difficulties or disputes with management encountered by the independent accountants during the course of the audit and any instances of second opinions sought by management; and

e)
Other matters related to the conduct of the audit which are communicated to the Committee under generally accepted auditing standards.

6.
The Committee shall, based upon the review and discussions in Section D. 5. above, and based upon the disclosures received from the independent accountants regarding its independence and any discussions regarding such independence (see Section G. 2. below), recommend to the Board whether the audited financial statements should be included in the Company's Annual Report on Form 10-K for the fiscal year subject to the audit.

7.
Consider and review with management, the independent accountants and the Chief Financial Officer:

a)
The adequacy of the Company's systems of internal controls and any significant findings during the year and management's responses thereto;

b)
Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information; and

c)
The adequacy of the Finance Department's resources.

8.
Consider with management and the independent accountants the possible impact of any pending changes in accounting standards or rules as promulgated by the FASB, SEC or others.

9.
Report Committee actions to the Board with such recommendations as the Committee may deem appropriate. Minutes will be taken for each Committee meeting which will then be approved at the next meeting.

10.
Review proposed major accounting policy changes.

E. Other Responsibilities

1.
The Committee shall review and reassess the Committee's charter at least annually and submit any recommended changes to the Board for its consideration.

2.
The Committee shall provide the report for inclusion in the Company's Annual Proxy Statement required by Item 306 of Regulation S-K of the Securities and Exchange Commission.

F. Additional Matters

        The Committee will also review and study as appropriate, the following matters:

1.
Interview independent accountants for review and analysis of strengths and weaknesses of the Company's financial staff, systems, adequacy of controls, and other factors which might be pertinent to the integrity of published financial reports.

2.
Review reports on the Company or its subsidiaries by agencies of governments in countries where the Company or its subsidiaries operate.

G. Independent Accountants

1.
The independent accountants shall be ultimately accountable to the Committee and the Board in connection with the audit of the Company's annual financial statements and related services.

2.
The Committee shall ensure that the independent accountants prepare and deliver, at least annually, a written statement delineating all relationships between the independent accountants and the Company, consistent with Independence Standards Board Standard 1. The Committee shall actively engage in a dialogue with the independent accountants with respect to any disclosed relationships or services that, in the view of the Committee, may impact the objectivity and independence of the independent accountants.

3.
If applicable, the Committee shall consider whether the independent accountants' provision of (i) information technology services of the type described in Rule 2-01(c)(4)(ii) of Regulation S-X and (ii) other non-audit services to the Company is compatible with maintaining the independence of the accountants.

4.
The Committee shall discuss with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61.

000000 0000000000 0 0000

CCC Information Services Group Inc. [graphic - bar code] MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext Holder Account Number C 1234567890 J N T [graphic - bar code]
Use a black pen. Mark with an X inside the grey areas as shown in this example.	☒	☐	Mark this box with an X if you have made changes to your name or address details above.
Annual Meeting Proxy Card

A    Election of Directors
The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold
01 - Morgan W. Davis	☐	☐	05 - Githesh Ramamurthy	☐	☐
02 - Michael R. Eisenson	☐	☐	06 - Mark A. Rosen	☐	☐
03 - Thomas L. Kempner	☐	☐	07 - Herbert S. Winokur, Jr.	☐	☐
04 - Dudley C. Mecum	☐	☐

B    Issue
The Board of Directors recommends a vote FOR the following ratification.

Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2002.	For ☐	Against ☐	Abstain ☐

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted for the election of the director nominees and for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the 2002 fiscal year.

C    Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Data (dd/mm/yyyy)

[graphic goes here]

PROXY - CCC Information Services Group Inc.

Proxy for Annual Meeting of Stockholders to be held on May 16, 2002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Githesh Ramamurthy, Thomas L. Kempner and Michael R. Eisenson, and each of them, as proxies with full power of substitution and revocation, to vote, as designated above, all of the common stock of CCC Information Services Group Inc. (the "Company") which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of stockholders thereof to be held on May 16, 2002, or at any adjournment thereof and, in such proxies' discretion, to vote upon such other business as may properly come before the meeting, all as more fully set forth in the Proxy Statement related to such meeting, receipt of which is hereby acknowledged.

Unless otherwise marked, this proxy will be voted FOR the election of the Director nominees; and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the 2002 fiscal year.

(Please See Reverse Side)

QuickLinks

PROPOSAL NO. 1 ELECTION OF DIRECTORS
COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION AND RELATED INFORMATION
EXECUTIVE OFFICERS
REPORT OF THE COMPENSATION AND NOMINATING COMMITTEE
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
PERFORMANCE GRAPH
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF ACCOUNTANTS
OTHER MATTERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS
ANNUAL REPORT
  APPENDIX A